Exhibit 99.1

Safe Harbor Financial Announces Extension with PCCU Generating an Estimated $9 Million Incremental Revenue Through 2031

New Agreement also Expected to Generate over $1.5 Million Total Incremental Cost Savings over Revised 6.25 Year Term

Denver, CO, February 9, 2026 – SHF Holdings, Inc., d/b/a Safe Harbor Financial (“Safe Harbor” or “the Company”) (NASDAQ: SHFS), a leading fintech platform serving the banking, lending, and financial services requirements of the regulated cannabis and hemp industries, today announced a transformational amendment to its Commercial Alliance Agreement with Partner Colorado Credit Union (“PCCU”) that fundamentally improves the Company’s economics and positions it for accelerated, profitable growth.

The amended agreement extends our customer relationship through December 2031 from its original 2029 expiration date with automatic two-year renewal provisions, fundamentally enhancing the Company’s revenue model, reducing costs, and positioning the business for accelerated growth. The extension demonstrates PCCU’s confidence in Safe Harbor’s platform and management team.

Agreement Highlights

The amended Commercial Alliance Agreement delivers multiple immediate and long-term benefits to Safe Harbor:

●	Revenue Enhancement of $9 million over term ($1.5 million annually): Safe Harbor will receive up to 65% of loan interest income (up from ~37%, a ~75% increase), generating an expected $9+ million over the agreement term with no incremental cash costs. In exchange, Safe Harbor will indemnify up to 65% of the potential net losses on defaulted loans, converting non-cash risk exposure into substantial cash revenue. To date, no loans issued by PCCU have defaulted, evidencing the effectiveness of Safe Harbor’s underwriting capabilities.

●	Immediate Cost Reduction: Our asset hosting fee decreases by approximately 23% or $250,000 annually and $1.5 million over the term of the agreement, based on our Q3 2025 reported numbers. The new terms replace a fixed fee structure with a graduated fee structure. The cost savings scales up to approximately $600,000 annually as PCCU’s deposit base grows.

●	Safe Harbor will receive approximately $400,000 as retroactive payment from PCCU: The amended agreement is retroactive to October 1, 2025.

“Safe Harbor’s amended agreement with PCCU is a fundamental transformation of our business model that removes growth barriers and positions us for profitable expansion,” said Terry Mendez, Chief Executive Officer of Safe Harbor Financial. “PCCU’s decision to extend and enhance this partnership validates both the strength of our platform and the capability of our management team. The new economics significantly benefit Safe Harbor; we are converting non-cash risk exposure into substantial cash revenue and cost savings.”

Douglas Fagan, President and Chief Executive Officer of PCCU, added, “Safe Harbor has proven itself as an exceptional partner with unmatched expertise in providing compliant cannabis banking services. Their proprietary technology platform, risk management capabilities, and deep understanding of this complex regulatory environment make them uniquely qualified to help financial institutions like ours serve this industry. We’re excited to deepen our partnership through 2031 and beyond, and we’re confident that this enhanced agreement will drive growth and success for both organizations and the clients we serve together.”

About Safe Harbor Financial

Safe Harbor is a financial platform delivering smarter banking, lending, payments and business services tailored to how the cannabis industry actually operates. As one of the original pioneers of compliant cannabis banking in the U.S., Safe Harbor has facilitated more than $26 billion in cannabis-related transactions across 41 states and territories. Through its proprietary Cannabis Banking Solutions™ Platform and network of regulated financial institution partners, Safe Harbor empowers cannabis operators to gain clarity, control and confidence in their financial operations. From daily banking to long-term growth, Safe Harbor provides real solutions and personal support—built exclusively for cannabis. Safe Harbor is a financial technology company, not a bank. Banking services are provided by our partner financial institutions. For more information, visit www.SHFinancial.org.

Cautionary Statement Regarding Forward-Looking Statements:

Certain information contained in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Forward-looking statements may include, but are not limited to, statements with respect to, growth in Safe Harbor’s AUM, Safe Harbor’s ability to satisfy the required conditions to utilize its equity line of credit (the “ELOC”), market conditions that may impact Safe Harbor’s ability to access the ELOC on acceptable terms or at all, the possibility that the ELOC may not be fully utilized, expected use of proceeds from the ELOC, trends in the cannabis industry, including proposed changes in U.S. and state laws, rules, regulations and guidance relating to Safe Harbor’s services; Safe Harbor’s growth prospects and Safe Harbor’s market size; Safe Harbor’s projected financial and operational performance, including relative to its competitors and historical performance; success or viability of new product and service offerings Safe Harbor may introduce in the future; the impact volatility in the capital markets, which may adversely affect the price of Safe Harbor’s securities; the outcome of any legal proceedings that have been or may be brought by or against Safe Harbor; and other statements regarding Safe Harbor’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Safe Harbor’s filings with the U.S. Securities and Exchange Commission. Safe Harbor undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Safe Harbor Investor Relations Contact:

ir@SHFinancial.org

Safe Harbor Media Relations Contact:

Ellen Mellody

570-209-2947

safeharbor@kcsa.com